EXHIBIT 23.0

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
CPI Corp.:

We consent to the incorporation by reference in the registration statements No. 333-153132, No. 333-142077, No. 333-124611, No. 333-08634, No. 333-08636, No. 333-64296, and No. 33-19981 on Form S-8 of CPI Corp. of our reports dated April 20, 2011, with respect to the consolidated balance sheets of CPI Corp. and subsidiaries as of February 5, 2011 and February 6, 2010, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended February 5, 2011, and the effectiveness of internal control over financial reporting as of February 5, 2011, which reports appear in the February 5, 2011 annual report on Form 10-K of CPI Corp.

/s/ KPMG LLP
KPMG LLP

St. Louis, Missouri
April 20, 2011